As filed with the Securities and Exchange Commission on December 23, 2021

Registration No. 333-238286

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 3 to

FORM S-3

REGISTRATION STATEMENT NO. 333-238286

UNDER

THE SECURITIES ACT OF 1933

GOODRICH PETROLEUM CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

76-0466193
(I.R.S. Employer Identification Number)

801 Louisiana, Suite 700 Houston, Texas 77002 (713) 780-9494
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Michael J. Killelea Executive Vice President, General Counsel and Corporate Secretary Goodrich Petroleum Corporation 801 Louisiana, Suite 700 Houston, Texas 77002 (713) 780-9494
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Michael S. Telle Benjamin Barron Vinson & Elkins LLP 1001 Fannin Street, Suite 2500 Houston, Texas 77002 (713) 758-2222

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 3 relates to the following Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) of Goodrich Petroleum Corporation, a Delaware corporation (the “Company”), to deregister any and all securities, registered but unsold or otherwise unissued as of the date hereof under the Registration Statement:

•	Registration No. 333-238286, filed with the Commission on May 15, 2020, as amended on June 5, 2020 and July 24, 2020, registering an aggregate offering price not to exceed $250,000,000 of (i) debt securities, (ii) guarantee of debt securities, (iii) shares of preferred stock of the Company, (iv) shares of common stock of the Company, (v) depositary shares and (vi) warrants.

Pursuant to the Agreement and Plan of Merger, dated as of November 21, 2021 (the “Merger Agreement”), by and among the Company, Paloma Partners VI Holdings, LLC, a Delaware limited liability company (“Parent”), and Paloma VI Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), the Company merged with and into Merger Sub, with Merger Sub surviving as a wholly owned subsidiary of Parent (such transaction, the “Merger”). The Merger became effective on December 23, 2021, upon the filing of the certificate of merger with the Secretary of State of the State of Delaware.

As a result of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities pursuant to the Registration Statement and, in accordance with the undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, hereby removes and withdraws from registration all securities registered pursuant to the Registration Statement that remain unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this December 23, 2021.

GOODRICH PETROLEUM CORPORATION

By:	/s/ Michael S. Killelea
Name:	Michael S. Killelea
Title:	Executive Vice President, General Counsel and Corporate Secretary

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 3 to the Registration Statement.

2